Exhibit 99.1

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Westlake Chemical Partners LP Acquires Additional Interest in Westlake Chemical OpCo LP and Establishes Revolving Credit Facility

Houston, TX, April 29, 2015 - Westlake Chemical Partners LP (NYSE: WLKP) (“Westlake Partners”) today announced that it has acquired approximately 2.7% of additional limited partner interest in Westlake Chemical OpCo LP (“OpCo”) for approximately $135 million. The transaction, which closed today, is expected to be immediately accretive to Westlake Partners’ distributable cash flow. Additionally, Westlake Partners has established a $300 million revolving credit facility (the “MLP Revolver”) with a wholly owned subsidiary of Westlake Chemical Corporation (NYSE: WLK) (“Westlake”) to fund acquisitions and for general corporate purposes.

Consideration for the acquisition was funded by a draw on the MLP Revolver. This transaction increases Westlake Partners’ limited partner interest in OpCo from approximately 10.6% to approximately 13.3% and represents the first purchase of additional interests in OpCo by Westlake Partners following its initial public offering in August 2014. OpCo’s assets are comprised of three ethylene production facilities, which primarily convert ethane into ethylene and have an aggregate annual capacity of approximately 3.4 billion pounds and a 200-mile ethylene pipeline. OpCo sells approximately 95% of its ethylene production to Westlake under a long-term supply agreement, which provides for a stable $0.10 margin per pound. The MLP Revolver entered into today will support Westlake Partners’ ability to pursue additional acquisitions. The MLP Revolver is a three-year, $300 million revolving credit facility with LIBOR-based interest rates.

“This transaction is the first step to achieve our stated annualized low double-digit growth in distributions. In conjunction with this transaction, we intend to provide consistent, quarterly increases in distributions targeting annual distribution growth in the low double-digit percentage range,” said Westlake Partners President and Chief Executive Officer, Albert Chao. “OpCo is unique in the MLP universe given the long-term and stable nature of its key contracts and the structure of its business. The acquisition of this additional interest in OpCo, which provides a high-quality, stable, fee-based earnings stream, represents just one of a number of levers we can use to grow our distributions over time. In addition to purchasing increased interests in OpCo, Westlake Partners can pursue organic growth opportunities such as capacity expansions in OpCo’s ethylene production facilities and acquisitions of other qualified assets from third parties. We are currently executing our previously announced capacity expansion project at one of OpCo’s ethylene crackers in Lake Charles, Louisiana (“Petro 1”). This expansion is expected to increase OpCo’s ethylene production capacity by approximately 250 million pounds once completed during the first half of 2016 and, thereafter, will enhance Westlake Partner’s revenue and cash available for distribution.”

Today’s transactions provide an immediate increase in cash flow available to Westlake Partners and establish a funding mechanism to allow the partnership to pursue additional debt-financed acquisitions for the medium term. The acquisition of the additional limited partner interest in OpCo not only is immediately accretive to Westlake Partners, but it will also provide the partnership with an increased portion of the value created from the planned Petro 1 expansion in 2016. The acquisition price represents an approximate eleven times multiple of the forecasted 2015 earnings before interest, taxes, depreciation and amortization associated with the additional limited partner interest acquired.

The terms of the acquisition were approved by a Conflicts Committee, which is comprised entirely of independent directors of the board of directors of Westlake Chemical Partners GP LLC, the general partner of Westlake Partners. This committee was advised by Tudor, Pickering, Holt & Co. as to financial matters and Akin Gump Strauss Hauer & Feld LLP as to legal matters.

Westlake Chemical Corporation was advised by UBS Investment Bank and legal counsel was provided by Vinson & Elkins LLP.

The statements in this release that are not historical facts, but forward-looking statements, including the impact of the described acquisition on Westlake Partners’ cash available for distribution, availability of funds and the expectation of long-term distribution growth, could be adversely affected by, among other things, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of electricity; changes in prevailing economic conditions; unanticipated ground, grade or water conditions; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; late delivery of raw materials; difficulty collecting receivables; inability of our customers to take delivery; changes in the price and availability of transportation; fires, explosions or other accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially for the projections contained herein, please refer to Westlake Partners’ Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission on March 9, 2015.

Westlake Chemical Partners LP (WLKP)

Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, TX, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com/.